Exhibit 99.1

Kayne Anderson Energy Development Company Announces Distribution of $0.30 per Share for Q4 2009

HOUSTON--(BUSINESS WIRE)--January 7, 2010--(NYSE:KED) Kayne Anderson Energy Development Company (the “Company”) announced today its quarterly distribution of $0.30 per share for the quarter ended November 30, 2009.

The distribution will be payable on January 28, 2010 to common stockholders of record on January 15, 2010, with an ex-dividend date of January 13, 2010. It is anticipated that substantially all of this distribution will be treated as a return of capital for tax purposes. The final determination of such amount will be made in early 2011 when the Company can determine its earnings and profits. The final tax status of the distribution may differ substantially from this preliminary information.

The Company is a non-diversified, closed-end investment company that elected to be treated as a business development company under the Investment Company Act of 1940. The Company's investment objective is to generate both current income and capital appreciation primarily through equity and debt investments. The Company will seek to achieve this objective by investing at least 80% of its net assets together with the proceeds of any borrowings (its "total assets") in securities of companies that derive the majority of their revenue from activities in the energy industry, including: (a) Midstream Energy Companies, which are businesses that operate assets used to gather, transport, process, treat, terminal and store natural gas, natural gas liquids, propane, crude oil or refined petroleum products; (b) Upstream Energy Companies, which are businesses engaged in the exploration, extraction and production of natural resources, including natural gas, natural gas liquids and crude oil, from onshore and offshore geological reservoirs; and (c) Other Energy Companies, which are businesses engaged in owning, leasing, managing, producing, processing and sale of coal and coal reserves; the marine transportation of crude oil, refined petroleum products, liquefied natural gas, as well as other energy-related natural resources using tank vessels and bulk carriers; and refining, marketing and distributing refined energy products, such as motor gasoline and propane to retail customers and industrial end-users.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS: This press release contains "forward-looking statements" as defined under the U.S. federal securities laws. Generally, the words "believe," "expect," "intend," "estimate," "anticipate," "project," "will" and similar expressions identify forward-looking statements, which generally are not historical in nature. Forward-looking statements are subject to certain risks and uncertainties that could cause actual results to materially differ from the Company's historical experience and its present expectations or projections indicated in any forward-looking statement. These risks include, but are not limited to, changes in economic and political conditions; regulatory and legal changes; energy industry risk; commodity pricing risk; leverage risk; valuation risk; non-diversification risk; interest rate risk; tax risk; and other risks discussed in the Company's filings with the SEC. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. The Company undertakes no obligation to publicly update or revise any forward-looking statements made herein. There is no assurance that the Company's investment objectives will be attained.

CONTACT:
KA Fund Advisors, LLC
Monique Vo, 877-657-3863
http://www.kaynefunds.com/